Exhibit (a)(7)
February/March [ ], 2009
Subject: Presentation Re Stock Option Repurchase Offer
Dear Cray Employee/Director:
     Pursuant to our message to you dated February 20, 2009, regarding the Cray Inc. stock option repurchase offer, please note that a presentation regarding the stock option repurchase offer will be held at [                    ] on February /March      , 2009, and you are invited to attend that presentation.
     The offering materials describing in detail the offer to repurchase your eligible options were filed with the Securities and Exchange Commission on February 20, 2009. As stated in the February 20, 2009, notice, all the offering materials are available on “Inside Cray – Stock Option Repurchase Program.”
     If you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the offer or the documentation please contact us by email at optionrepurchase@cray.com, or via mail, interoffice mail or courier to Cray at our Seattle corporate headquarters, Attention: Cheryl Bird.